Exhibit 10.10

BioForm Logo

May 05, 2006

Mr. Chris Holmes

[HOME ADDRESS]

Dear Chris:

We are pleased to offer you employment as Vice President, Sales for BioForm Medical, Inc. This position will be based in the San Mateo, CA office, and begin on May 31, 2006, reporting to me. In this position, you will be responsible for managing all of our U.S. sales and customer service personnel and activities, including the management of our direct and indirect sales representatives, our regional managers, and our customer service and inside sales teams.

Your annual base salary will be $200,000, paid bi-weekly. In addition, you will be eligible for the management bonus program, with a bonus opportunity of 30% structured around sales performance objectives agreed upon by you and me, with review and approval by the Compensation Committee of the Board of Directors.

Management shall recommend to the Board that you receive an incentive stock option (ISO) for 134,000 shares of common stock. Only the Board of Directors in its sole discretion can grant the ISO, and it may be increased or decreased on terms or provisions altered by the board prior to grant. The Board of Directors will set the exercise price of the options at its next meeting. Options begin vesting retrospectively to your date of hire on the following schedule: 25% on the one (1) year anniversary of vesting commencement date, and 1/48 of the options shall vest each month thereafter over a 4-year total vesting period, subject to your continued employment.

BioForm Medical, Inc.’s benefits include health and dental insurance, short and long-term disability, 15 days paid time off (PTO), 401K savings plan, and flexible spending account, along with standard paid holidays.

The health, dental, 401K, and short/long term disability coverage become effective the first of the month after the date of hire. Until these benefits become effective, we will pay you for your COBRA insurance costs to ensure continuation of your current health benefits.

Your position is exempt under the Fair Labor Standards Act. This position and all other positions at the company are intended to be “at will” positions under California law and can be terminated with or without cause and with or without notice at any time by either you or the company.

Offer of Employment – Chris Holmes

May 5, 2006

On your first day of employment, please be sure to bring social security numbers and dates of birth for you and all your dependents. In addition, please be sure to bring eligibility for employment information to complete the I-9 form.

If you accept this offer of employment, please sign this letter and send it to Juanita Sullivan at our San Mateo office. Additionally, this offer is extended to you with the condition of signing our “Agreement Regarding Proprietary Information and Inventions” upon starting your new role. Please confirm your acceptance by Wednesday, May 10, 2006.

The BioForm Medical, Inc. team looks forward to you joining us in our very exciting venture. I personally look forward to working with you and to the substantial contribution that I believe you will make to our team.

Sincerely,	Offer Accepted:

/s/ Steven L. Basta	/s/ Chris Holmes
Steven L. Basta	Chris Holmes
President & CEO